Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Brad Hayes
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP & ALLSCRIPTS EXPAND RELATIONSHIP
TO PROVIDE CHART-BASED LAB ORDER ENTRY AND RESULTS SOLUTION

FirstChart™ Allows Clients to Customize Connectivity Technology to Their Practices

Burlington, N.C., November 22, 2004 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the availability of an innovative new chart-based laboratory order entry and results delivery system called FirstChart™. The FirstChart™ product was developed in collaboration with one of LabCorp’s strategic connectivity partners, Allscripts Healthcare Solutions (Nasdaq: MDRX), to help accelerate electronic medical record adoption by providing physician clients with a state-of-the-art connectivity solution that can be customized for their specific practices.

The FirstChart™ product integrates LabCorp’s unique and comprehensive laboratory processing abilities with Allscripts electronic medical record (EMR) technology, patient chart viewing and enhanced workflow capabilities. FirstChart™ is designed to help LabCorp customers migrate toward the use of electronic medical record and other technology workflow solutions, such as e-prescribing and document imaging.

Also, as part of LabCorp’s physician-focused connectivity strategy, the company has hired a team of experienced healthcare technology consultants to work daily with its national sales team to resolve the complex technology and connectivity issues often faced by physician offices.

“We are very excited about our expanded relationship with Allscripts Healthcare Solutions, as well as our joint involvement in the national movement to promote the use of electronic health records,” said Bill Haas, LabCorp’s executive vice president of sales and marketing. “LabCorp has an adaptable connectivity strategy that allows us to connect with our clients existing systems while maintaining the ability to accommodate future system updates. We recognize that clients need the ability to choose the systems that best meet their needs. By continuing to build relationships with the top healthcare technology vendors, we ensure LabCorp physician clients not only have access to the best technology, they also have choice.”

“We are pleased that LabCorp will be including our software in its FirstChart™ solution. As one of the nation’s leading laboratory service providers, LabCorp’s deployment of our software will help make Allscripts ubiquitous in physician practices,” commented Glen Tullman, chairman and chief executive officer of Allscripts. “This new initiative reinforces LabCorp’s healthcare IT leadership by helping physicians take important steps on the road toward the adoption of a complete electronic medical record.”

About LabCorp
Laboratory Corporation of America® Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, approximately 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

About Allscripts Healthcare Solutions
Allscripts Healthcare Solutions (AHS) is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company’s TouchWorks software is a modular Electronic Medical Record (EMR) that enhances physician productivity by automating the most common physician activities including prescribing, dictating, capturing charges, ordering labs and viewing results, providing patient education, and documenting clinical encounters. TouchWorks is available on the latest Tablet PCs, wireless handheld devices, desktop workstations and over the Internet. AHS also offers electronic document imaging and scanning solutions through its Advanced Imaging Concepts (AIC) subsidiary. Additionally, AHS provides healthcare product education and market research programs for physicians through its Physicians Interactive(tm) unit and medication fulfillment services through its Allscripts Direct(tm) unit. Visit AHS on the Web at www.allscripts.com. Strategic partners include IDX Systems, IMS Health, Microsoft, Hewlett-Packard Company, and Medco Health.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2003, and subsequent SEC filings.